Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statement No. 333-140088 and No. 333-167082 on Form S-8 and registration statements No. 333-163424, No. 333-163834, No. 333-169307, and No. 333-169901 on Form S-3 of Regency Energy Partners LP of our report dated February 18, 2011, with respect to the consolidated balance sheets of RIGS Haynesville Partnership Co. as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, and partners’ capital for the year ended December 31, 2010 and for the period from March 18, 2009 to December 31, 2009, and the related statements of income, cash flows, and member’s interest of Regency Intrastate Gas LLC for the period from January 1, 2009 to March 17, 2009.

/s/ KPMG LLP

Dallas, Texas

February 18, 2011